EXHIBIT 10.21

U-VEND CANADA, INC.

INDEX TO FINANCIAL STATEMENTS

Page

Consolidated Financial Statements:

Consolidated Balance Sheets	1

Consolidated Statements of Operations	2

Consolidated Statement of Stockholders’ Deficiency	3

Consolidated Statements of Cash Flows	4

Notes to Consolidated Financial Statements	5 - 9

U-VEND CANADA, INC.
CONSOLIDATED BALANCE SHEET
(expressed in Canadian dollars)
As of
(Unaudited)

August 31,
2013
ASSETS

Current assets:
Cash	$11,070
Prepaid expenses and other assets	2,273
Total current assets	13,343

Property and equipment	25,484

Total assets	$38,827

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Accounts payable	$53,589
Accrued expenses	17,466
Convertible notes payable, net of unamortized discount	48,067
Due to officers	47,975
Other advances	22,955
Total current liabilities	190,052

Commitments and contingencies	-

Stockholders' deficiency
Class A common stock, no par value, unlimited authorized shares;
11,001,070 issued and outstanding
Additional paid-in capital	486,154
Accumulated deficit	(637,379)
Total stockholders' deficiency	(151,225)

Total liabilities and stockholders' deficiency	$38,827

U-VEND CANADA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(expressed in Canadian dollars)
For the Nine Months Ended
(Unaudited)

	August 31,	August 31,
	2013	2012

Revenue	$-	$4,896

Costs of revenue	-	2,650

Gross profit	-	2,246

Operating expenses:
Selling, general and administrative	143,957	106,475

Operating loss	(143,957)	(104,229)

Other income (expenses):
Interest expense	(14,037)	(11,387)
Other	1,963	(917)
	(12,074)	(12,304)

Loss before income tax provision	(156,031)	(116,533)

Income tax provision	-	-

Net loss	$(156,031)	$(116,533)

Net loss per share - basic and diluted	$(0.01)	$(0.01)

Weighted average common shares
outstanding - basic and diluted	10,531,812	10,265,257

U-VEND CANADA, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
(expressed in Canadian dollars)
For the Nine Months Ended August 31, 2013
(Unaudited)

	Common Stock	Additional Paid-in	Accumulated	Total Stockholders
	Shares	Capital	Deficit	Deficiency

Balances at November 30, 2012	10,329,404	$307,674	$(481,348)	$(173,674)

Sale of common stock and warrants	321,666	82,000	-	82,000
Stock based compensation	99,478	23,875	-	23,875
Common stock issued to settle accrued expenses	250,522	60,125	-	60,125
Warrants and beneficial conversion feature issued with convertible note	-	12,480	-	12,480
Net loss	-	-	(156,031)	(156,031)

Balances at August 31, 2013	11,001,070	$486,154	$(637,379)	$(151,225)

U-VEND CANADA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(expressed in Canadian dollars)
For the Nine Months Ended
(Unaudited)

	August 31,	August 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(156,031)	$(116,533)
Adjustments to reconcile net loss to net
cash used by operating activities:
Stock based compensation	23,875	6,000
Amortization of debt discount	5,071	3,231
Foreign currency exchange gain	(1,503)	(133)
Increase in assets:
Prepaid expenses and other assets	(2,273)	-
Increase in liabilities:
Accounts payable and accrued expenses	14,216	33,922
Net cash used by operating activities	(116,645)	(73,513)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants	82,000	24,000
Proceeds from issuance of convertible notes	25,000	34,000
(Repayments to) advances from officers	(2,299)	15,543
Proceeds from other advances	22,955	-
Net cash provided by financing activities	127,656	73,543

Net increase in cash	11,011	30

Cash - beginning of period	59	14

Cash - end of period	$11,070	$44

Cash paid for:
Interest	$5,082	$7,060
Income taxes	$-	$-

Non-cash investing and financing activities:
Issuance of debt discounts on convertible notes	$12,480	$9,674
Common stock issued to settle accrued expenses	$60,125	$-
Property and equipment included in accounts payable	$25,484	$-

U-VEND CANADA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(expressed in Canadian dollars)
(Unaudited)

NOTE 1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

U-Vend Canada, Inc. was incorporated pursuant to the laws of the Province of Ontario in May 2009. The Company and its wholly-owned subsidiary U-Vend USA LLC (collectively the “Company”) develops, distributes and markets various “next-generation” self-serve electronic kiosks in a variety of locations ranging from neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in North America. Through August 31, 2013, the Company’s revenues consisted of equipment sales. Beginning in the fourth quarter fiscal 2013, the Company owns and operates kiosks with a particular focus on health food, frozen treats and merchandise vending, and on January 7, 2014, the Company was acquired by Internet Media Services, Inc. See discussion of merger in subsequent events (Note 5).

Management's plans

The accompanying consolidated financial statements have been prepared on a going concern basis. As shown in the accompanying consolidated financial statements, the Company incurred a loss of $156,031 during the nine months ended August 31, 2013, has incurred accumulated losses totaling $637,379, has a stockholders’ deficiency of $151,225 and has a working capital deficit of $176,709  at August 31, 2013. These factors, among others, indicate that the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company follows a process of continuous development of its product offerings.  The Company’s product offerings have evolved to include offerings in three distinct product areas: 1) healthy vending; 2) brand merchandising; and 3) frozen treats.   The Company has partnered with numerous national consumer product companies to deliver new and unique customer retail experiences in an automated setting. The Company requires significant additional financing to continue its product development, to fund its marketing and sales efforts, and satisfy its obligations on timely basis.

Management's plans in this regard include, but are not limited to, its merger with Internet Media Services, Inc. that would include a cash infusion from third parties (see Note 5). However, there is no assurance that the Company will be successful in completing a transaction that will provide sufficient financing. Should additional financing not be available, the Company will have to negotiate with its lenders to extend the repayment dates or convert notes payable, and curtail its product development, marketing and sales efforts. There can be no assurance, however, that the Company will be able to successfully negotiate with its note holders in the event it fails to obtain additional financing.

Basis of presentation for Unaudited Interim Financial Information - The accompanying unaudited consolidated financial statements, expressed in Canadian dollars, have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information. Accordingly, these statements do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

In the opinion of management, the accompanying balance sheets and related interim statements of operations and cash flows include all adjustments, consisting only of normal recurring items necessary for their fair presentation in accordance with U.S. GAAP. All significant intercompany transactions have been eliminated.

Interim results are not necessarily indicative of results expected for a full year

Principles of Consolidation - The consolidated financial statements include the accounts of U-Vend Canada, Inc. and of its wholly-owned subsidiary U-Vend USA LLC. U-Vend USA LLC is an inactive entity. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates and be based on events different from those assumptions. Future events and their effects cannot be predicted with certainty; estimating, therefore, requires the exercise of judgment. Thus, accounting estimates change as new events occur, as more experience is acquired or as additional information is obtained.

Property and Equipment - During the nine months ended August 31, 2013, the Company incurred $25,484 to acquire electronic kiosks. These kiosks are initially used for demonstration purposes with potential customers and the Company will begin to depreciate the kiosks in January 2014 when they are expected to be placed in service.

Revenue Recognition - Revenue recognized during the nine months ended August 31, 2013 and 2012 relates to the sale of equipment, which was recognized when title of the goods transferred to the customer. Revenue is recognized net of sales taxes collected from customers and subsequently remitted to governmental authorities.

Earnings Per Common Share - The Company presents basic and diluted earnings per share. Basic earnings per share reflect the actual weighted average of shares issued and outstanding during the period. Diluted earnings per share are computed including the number of additional shares that would have been outstanding if dilutive potential shares had been issued. In a loss year, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.

As of August 31, 2013, there were 1,171,834 (728,500 at November 30, 2012) shares potentially issuable under convertible debt agreements and warrants that could dilute basic earnings per share in the future that were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive due to the Company’s losses during the periods presented.

Fair Value of Financial Instruments - Financial instruments include cash, accounts payable, accrued expenses, and convertible notes payables. Fair values were assumed to approximate carrying values for these financial instruments, since they are short term in nature or at interest rates that approximate the rates that the Company is currently able to borrow at.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Fair Value Measurement Topic of the FASB Accounting Standards Coded (“ASC") 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

·	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

·
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

·
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

NOTE 2. CONVERTIBLE NOTES PAYABLE

During the year ended November 30, 2012, the Company issued ten (10) Convertible Promissory Notes (“Notes”) in the aggregate principal amount of $36,000, which were due on various dates between April 2013 and September 2013.  The Notes, which are due on various dates between April and September 2013, bear interest at the rate of 8% per annum, are unsecured and are convertible into 150,000 shares of the Company's common stock at the election of the Company at a conversion price of $0.24 per share.  In connection with the sale, the Company issued warrants to certain Note holders to acquire an aggregate of 70,167 shares of its common stock with an exercise price of $0.24 per share. The warrants expire on the earlier of four years from the date of issuance or two years from the date the Company's shares are publicly traded. The Company has not repaid the Notes on the maturity date and is in discussions with the holders to convert the debt into equity upon consummation of a transaction as detailed in Note 5.

During the nine months ended August 31, 2013, the Company issued one Convertible Promissory Notes (“2013 Note”) in the aggregate principal amount of $25,000. The 2013 Note, is due in July 2014, bears interest at the rate of 8% per annum, is unsecured, and convertible into shares of the Company's common stock at the election of lender at a conversion price of $0.24 per share. In connection with the sale, the Company issued warrants to the note holders to acquire an aggregate of 104,167 shares of its common stock with an exercise price of $0.24 per share. The warrants expire earlier of four years from the date of issuance or two years from the date the Company's shares are publicly traded

The Company allocated the $25,000 of proceeds received from the Notes to debt and warrants based on the then computed relative fair values. The warrants issued were valued using a Black-Scholes option-pricing model with the following assumptions: (1) common stock fair value of $0.24 per share (2) expected volatility of 43.55%, (3) risk-free interest rate of 0.79%, (4) life of 2 years and (5) no dividend, which resulted in a fair value of $8,316 and a relative fair value of $6,240. Additionally, the resulting relative fair value allocated to the debt component was used to measure the intrinsic value of the embedded conversion option of the Notes, which resulted in a beneficial conversion feature with a fair value of $6,240. The aggregate amounts allocated to the warrants and beneficial conversion feature, of $12,480 were recorded as a debt discount and to additional paid- capital. The debt discounts are amortized as debt discount expense over the originally stated term of the Notes.

	Principal	Unamortized debt discount	Net

Convertible Notes due at various dates between
April 2013 and July 2014	$61,000	$12,933	$48,067

During the nine months ended August 31, 2013, $5,071 ($3,231 - 2012) of discount was accreted and recorded as amortization of debt discounts, included as a component of interest expense.

Subsequent to August 31, 2013 the Company issued three (3) Convertible Promissory Notes in the aggregate principal amount of $154,000. The Notes, which are due on various dates between September 2014 and November 2014, bear interest at rates ranging between 8% and 18% per annum, are unsecured and are convertible into 166,667 shares of the Company's common stock. Of the $154,000 Notes issued, $4,000 is convertible at the option of the Company at a fixed conversion price of $0.24 per share and $150,000 is convertible at the option of the holder at an initial conversion price of $1.00 per share, subject to adjustment.  In connection with the issuance of the Notes, the Company issued warrants to the Note holders to acquire an aggregate of 633,000 shares of its common stock with an exercise price of $0.24 per share. The warrants expire on various dates from two to three years from the date of issuance.

NOTE 3. STOCKHOLDERS’ DEFICIENCY

During the nine months ended August 31, 2013, the Company sold in private sale an aggregate of 321,666 shares of Class A Common Shares and warrants to acquire 235,000 shares of Class A Common Stock for $82,000. The warrants are exercisable at a strike price of $0.24 and expire at the earlier of four years from the date of issuance or two years from the date the Company's stock is publicly traded

During the nine months ended August 31, 2013, the Company entered into agreements and issued 99,478 shares of Class A common stock as consideration for the services outlined in the agreements. Accordingly, $23,875, representing the fair value of the shares issued, was charged to operations for services provided during the nine months ended August 31, 2013. Further, 250,522 shares of Class A common stock were issued to satisfy $60,125 of accrued liabilities related to services performed in previous years.

Subsequent to August 31, 2013, the Company sold in private placements an aggregate of 12,500 shares of Class A common stock and warrants to acquire 12,500 shares of Class A common stock for $3,000. The warrants are exercisable at a strike price of $0.24 and expire at the earlier of four years from the date of issuance or two years from the date the Company's stock is publicly traded.

Subsequent to August 31, 2013, the Company entered into agreements and issued 1,187,500 shares of Class A common stock as consideration for the services outlined in the agreements. Accordingly, $285,000, representing the fair value of the shares issued, was charged to operations for services provided subsequent to August 31, 2013. The Company also issued 83,335 warrants for services with an exercise price of $0.24, set to expire at the earlier of two years from the date of issuance or two years from the date the Company's stock is publicly traded. The warrants had an aggregate fair value of approximately $5,000.

The following summarizes the outstanding warrants, all with an exercise price of $0.24:

Warrants outstanding at November 30, 2012	578,500
Warrants issued with private placements	235,000
Warrants issued with convertible notes	104,167
Warrants outstanding at August 31, 2013	917,667

NOTE 4. DUE TO OFFICERS

Two officers of the Company, who are also the two most significant shareholders of the Company, have provided the Company with lines of credit through use of personal credit cards. Total amounts due to officers at August 31, 2013 amounted to $47,975. Included in interest expense for the nine months ended August 31, 2013 is $5,082 ($7,060 - 2012) of interest and charges incurred by the officers on behalf of the Company through use of their credit cards, which yield interest rates ranging from 12% to 26%.

NOTE 5.  SUBSEQUENT EVENTS

Proposed Merger - The Company completed a merger with Internet Media Services, Inc. (IMS), a U.S. based public entity, through exchange of shares and equity instruments. The transaction results in the Company becoming a subsidiary of IMS. In advance of the merger, IMS provided cash of approximately $49,000 to the Company for working capital needs, of which, $22,955 was received as of August 31, 2013. The cash advance is non-interest bearing and does not have a defined maturity date.

The Company and IMS have jointly entered into a term sheet dated October 15, 2013 with a financing company (“Lessor”) to provide for equipment lease financing in the aggregate amount of $1 million. The consolidated entity will use this financing to acquire equipment that will be used in direct income producing activities.

On about November 1, 2013, the Company and IMS have leased equipment worth approximately $197,000 pursuant to financing by the Lessor. As per the terms of the agreement with the Lessor, the consolidated entity will be obligated to pay $57,202 annually including interest at 9% per annum and also buy the equipment from the Lessor for approximately $86,790 in November 2016. Accordingly, the lease will be treated as a capital lease.

Operating Leases - The Company entered into two operating lease agreements, one to lease warehouse space in the greater Chicago, Illinois region and one to lease a vehicle. The warehouse lease is for a term of 54 months commencing in November 2013 and requires a monthly rent of $1,875 with scheduled rent increases. The vehicle lease is for a term of 48 months commencing in October 2013 and requires a monthly payment of $670.